Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85634, 33-89124, 333-76957 and 333-49290 and Form S-3 Nos. 333-124355, 333-135580, 333-135581) of SkyTerra Communications, Inc. of our report dated February 22, 2006, with respect to the consolidated financial statements of Mobile Satellite Ventures LP as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this Current Report (Form 8-K) of SkyTerra Communications, Inc. dated September 28, 2006.

/s/ Ernst & Young LLP

McLean, Virginia
September 28, 2006